Exhibit 32

CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350, as adopted), Michael N. Chang, the Chief Executive Officer of Optimer Pharmaceuticals, Inc. (the “Company”), and John D. Prunty, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.              The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to which this Certification is attached as Exhibit 32 (the “Annual Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.              The information contained in the Annual Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Annual Report and results of operations of the Company for the period covered by the Annual Report.

Dated: March 12, 2009

/s/ Michael N. Chang	/s/ John D. Prunty
Michael N. Chang	John D. Prunty
Chief Executive Officer	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filling of the Company under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.